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                      Stradley, Ronon, Stevens & Young, LLP

                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                                 (215) 564-8000


Direct Dial: (215) 564-8115


                                November 28, 2000

J&B Funds
c/o Jones & Babson, Inc.
700 Karnes Boulevard
Kansas City, MO 64108

         Re:      Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:

     We have examined the Agreement and Declaration of Trust (the "Agreement") of J&B Funds (the "Fund"), a series business trust organized under the Delaware Business Trust Act, and the By-Laws of the Fund, all as amended to date, and the various pertinent corporate proceedings we deem material. We have also examined the Notification of Registration and the Registration Statement filed on behalf of the Fund under the Investment Company Act of 1940, as amended (the
"Investment Company Act"), and the Securities Act of 1933, as amended (the "Securities Act"), as amended to date, as well as other items we deem material to this opinion.

     The Fund is authorized by the Agreement to issue an unlimited number of shares of beneficial interest with no par value and the Board of Trustees of the Fund has designated shares of the J&B Small-Cap International Fund, the J&B Small-Cap Aggressive Growth Fund and the J&B Mid-Cap Aggressive Growth Fund series of the Fund, and allocated an unlimited number of shares to such series. The Agreement also empowers the Board to designate additional series or classes and allocate shares to such series and classes.

     The Fund has filed with the U.S. Securities and Exchange Commission a registration statement under the Securities Act, which registration statement is deemed to register an indefinite number of shares of the Fund pursuant to the provisions of Section 24(f) of the Investment Company Act. You have also informed us that the shares of the Fund will be sold in accordance with the Fund's usual method of distributing its registered shares, under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

J&B Funds
November 28, 2000
Page 2


     Based upon the foregoing information and examination, so long as the Fund remains a valid and subsisting entity under the laws of its state of organization, and the registration of an indefinite number of shares of the Fund remains effective, the authorized shares of the Fund, when issued for the consideration set by the Board of Trustees pursuant to the Agreement will be legally outstanding, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holdings by the Agreement and the laws of the State of Delaware.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Fund, along with any amendments thereto, covering the registration of the shares of the Fund under the Securities Act and the registration statement or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Fund are offered, and we further consent to reference in the registration statement of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.

                                           Very truly yours,
                                           STRADLEY, RONON, STEVENS & YOUNG, LLP

                                           BY: /s/ Lisa A. Duda
                                               ---------------------------------
                                               Lisa A. Duda



381700.01